EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRG-Schultz International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-64125, 333-08707, 333-30885, 333-61578, 333-81168, 333-100817, 333-137438) on Form S-8 of PRG-Schultz International, Inc. and subsidiaries (the Company) of our report dated March 17, 2006 with respect to the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2005, and related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of the Company.
Our report dated March 17, 2006 with respect to the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2005, and related financial statement schedule, contains an explanatory paragraph regarding matters that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP

Atlanta, Georgia
March 21, 2007